UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2013
______________

Sionix Corporation
(Exact name of registrant as specified in its charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

914 Westwood Blvd., Box 801 Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

(704) 971-8400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.  On March 1, 2013, Sionix Corporation (“Sionix”) entered into a Release Agreement with David R. Wells (the “Agreement”) pursuant to which Sionix and Mr. Wells agreed to the terms of Mr. Wells’ separation from service to Sionix.  Pursuant to the Agreement, on March 11, 2013, (i) Mr. Wells will receive payment of $37,323 in accrued compensation payable in shares of Sionix common stock at a price of $0.02 per share registered on Form S-8, and (ii) as severance, Mr. Wells will receive (A) a cash payment of $14,167, and (B) a promissory note in the amount of $70,833 (the “Note”), payable as follows:  on April 15, 2013, Sionix will make a cash payment of $5,907.75, and on the first of each month beginning May 1, 2013 and ending March 1, 2014, Sionix will make a monthly payment in the amount of $5,902.75, provided that if Sionix raises at least $1 million in a single offering of its securities, the Note will become immediately due and payable.  No interest will accrue on the Note.  The Agreement contains a customary mutual release.

The information set forth above is qualified in its entirety by reference to the Agreement and the Note.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information about the Note set forth in Item 1.01 above is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2013, David R. Wells resigned from the offices of President and Chief Financial Officer and as a director of Sionix Corporation (“Sionix”).  Mr. Wells’ resignation was not because of a disagreement with Sionix on any matter relating to Sionix’ operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2013

SIONIX CORPORATION

By:	/s/ Ken Calligar
Ken Calligar
Chief Executive Officer